Exhibit 5.2

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

May 5, 2016

Akebia Therapeutics, Inc.

245 First Street, Suite 1100

Cambridge, MA 02142

Re: Registration of Securities by Akebia Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Akebia Therapeutics, Inc., a Delaware corporation (the “Company”) in connection with its filing of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale of up to $75,000,000 of shares (the “Shares”) of the common stock, $0.00001 par value (the “Common Stock”), of the Company. The Shares are being sold pursuant to a Controlled Equity Offering Sales Agreement, dated May 5, 2016, by and between the Company and Cantor Fitzgerald & Co. (the “Agreement”), pursuant to which the Company may issue and sell the Shares pursuant to the Registration Statement and the accompanying prospectus.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinion expressed below is limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that, when the Shares are issued out of the Company’s duly authorized Common Stock and issued and delivered in accordance with the terms of the Agreement against payment of the consideration set forth therein, on terms approved by the Pricing Committee of the Board of Directors of the Company, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Akebia Therapeutics, Inc.	- 2 -

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP